EXHIBIT 6

May 2, 2013

Certified Mail Return Receipt Requested and Overnight Delivery

Mr. John Parry
Corporate Secretary
Air T, Inc.
3524 Airport Road
Maiden, NC  28650

Re:           Notice of Intent to Nominate Directors and Submit Nominees for Election

Dear Mr. Parry:

This letter constitutes a notice of intent by AO Partners I, L.P. (“AO Partners”) to nominate eight persons for election as directors of Air T, Inc. (the “Company”) at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), and to submit its nominees for election at the Annual Meeting.

This notice is being provided to you pursuant to Section 12 of Article II of the Company’s Amended and Restated By-laws, as amended to date (the “Bylaws”).  AO Partners owns of record 1,000 shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”).

By the fact of AO Partners’ submission of this notice of intent to nominate and submit its nominees for election, it is AO Partners understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

AO Partners hereby notifies the Company pursuant to Section 12 of Article II of the Bylaws that it intends to nominate Messrs. Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini, and Ryan P. Buckley (collectively, sometimes referred to as the “AO Partners Nominees”) for election to the Board of Directors of the Company at the Annual Meeting.  Enclosed is the written consent of Messrs. Swenson, Barkett, Foudray, Osborne, LaFontsee, Ronan, Zaccagnini, and Buckley to be named in the proxy statement of the “AO Partners Group” (as defined below) and to serve as directors of the Company if elected.  AO Partners represents that is a holder of record of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate Messrs. Swenson, Barkett, Foudray, Osborne, LaFontsee, Ronan, Zaccagnini, and Buckley.  In connection with the nominees, AO Partners intends to deliver a proxy statement and form of WHITE proxy to stockholders of at least the percentage of the Company’s outstanding Common Stock required to elect the nominees.

If the Company believes that this notice is incomplete or otherwise deficient in any respect, please contact AO Partners immediately so that it may promptly address any alleged deficiencies.

Set forth below is certain information, including that required by Section 12 of Article ii of the Bylaws.  The information set forth below responds fully to all of the requirements of Section 12 of Article II of the Bylaws.

Information as to Nominator

A.           Name and Record Address

AO Partners I, L.P.
3033 Excelsior Blvd., Suite 560
Minneapolis, MN 55416

AO Partners, LLC is the General Partner of AO Partners I, L.P. and Mr. Nicholas J. Swenson is the sole managing member of AO Partners, LLC.

The principal business address of each of AO Partners I, L.P., AO Partners, LLC, and Mr. Swenson is 3033 Excelsior Blvd., Suite 560, Minneapolis, MN 55416.  Each of AO Partners I, L.P., and AO Partners, LLC and are engaged in various interests, including investments.  The home address of Mr. Swenson is 3735 Glenhurst Ave., St. Louis Park, MN 55416.

The principal employment of Mr. Swenson is (1) private investor and (2) serving as the sole Managing Member of AO Partners I, L.P., AO Partners, LLC and Groveland Capital, LLC, a Delaware limited liability company.

No other stockholder other than members of the AO Partners Group is known to Mr. Swenson to be supporting Messrs. Swenson, Barkett, Foudray, Osborne, LaFontsee, Ronan, Zaccagnini, and Buckley as nominees.

B.           Record and Beneficial Ownership

AO Partners I, L.P. is the beneficial owner of 363,700 shares of Common Stock held of record.  As limited partners of AO Partners I, L.P., Mr. Swenson and Mr. Barkett may be deemed to beneficially own 363,700 shares of Common Stock.  See Appendix A for the beneficial ownership of the members of the AO Partners Group.

Information as to Nominees

A.	Name, Age, Business Address and Residence Address

Name	Age	Business Address	Home Address

Nicholas J. Swenson	44	3033 Excelsior Blvd., Ste. 560 Minneapolis, MN 55416	3735 Glenhurst Ave. St. Louis Park, MN 55416
Seth G. Barkett	29	495 West Mt. Garfield Rd. Norton Shores, MI 49441	495 West Mt. Garfield Rd. Norton Shores, MI 49441

William R. Foudray	42	444 Second St. Excelsior, MN 55331	19192 Poplar Circle Eden Prairie, MN 55347

Andrew L. Osborne	27	100 Fox Run Terrace P.O. Box 655 Middleburg, VA 20118	100 Fox Run Terrace P.O. Box 655 Middleburg, VA 20118

John M. LaFontsee	51	7220 Central Ave. NE Fridley, MN 55432	4637 Flora Way N Hugo, MN 55038

Scott A. Ronan	46	99 Stonetree Circle Rochester Hills, MI 48309	99 Stonetree Circle Rochester Hills, MI 48309

Nicholas P. Zaccagnini	32	550 W. Van Buren St. Chicago, IL 60607	0N687 Fieldstone Lane Geneva, IL 60134

Ryan P. Buckley	30	443 N. Clark, Ste. 200 Chicago, IL 60654	207 W. St. Paul, 2W Chicago, IL 60614

B.           Principal Occupation or Employment

Nick Swenson:
Mr. Swenson formed AO Partners I, L.P. in 2011 with the intention of investing his and his partners’ funds in small-cap companies such as Air T, Inc.. Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC.  Prior to forming Groveland Capital, Mr. Swenson was a Portfolio Manager and Partner at Whitebox Advisors, LLC, a multi-strategy hedge fund, from 2001 to 2009. From 1999 to 2001 he was a Research Analyst at Varde Partners, LLC, a partnership that specializes in distressed debt investing. He was an Associate in Corporate Finance at Piper Jaffray, Inc. Mr. Swenson has served a director of Air T, Inc. (AIRT) since August of 2012. He also currently serves as a Chairman of the board of Pro-Dex, Inc., a NASDAQ listed company (PDEX). Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

Seth Barkett:
Mr. Barkett is president of RDA Capital Advisors, an equity research and advisory firm focused on micro-cap and small-cap stocks. His responsibilities include company and industry analysis as well as portfolio management. Mr. Barkett also serves as the Director of Research & Trading at Groveland Capital. Previously, Mr. Barkett was an associate at Storm Lake Capital, a merchant banking affiliate of Whitebox Advisors that invested in privately held distressed automotive suppliers. At Storm Lake Capital, Seth pursued management buyouts, recapitalizations, and corporate restructurings. He was involved in sourcing deal flow, executing due diligence, and managing portfolio investments. Mr. Barkett began his career as a financial analyst at Resource Land Holdings, a private equity firm with alternative investments in agriculture, timber, mining, and environmental assets. Mr. Barkett holds a B.A. in Business and Economics from Wheaton College.

Bill Foudray:
Mr. Foudray has over 20 years of financial services, bank, and equipment leasing leadership experience.  In 1999, Mr. Foudray co-founded Fidelity National Capital, Inc. ("Fidelity") a subsidiary of Fidelity National Financial, Inc., a Fortune 500 company.  William was instrumental in organically growing the company from a start-up to over $300M in leased assets.  Over his nine years with the company, Fidelity became one of the leading third-party technology leasing companies in terms of customer retention, growth, and profitability.  At Fidelity, Mr. Foudray served in numerous leadership roles including Vice President of Operations, Chief Financial Officer, and Executive Vice President.  He also led the sale of the company to Winthrop Resources Corporation in 2009.  In 2005, William founded EdenBay Investments which serves as a diversified real estate holding company.  Mr. Foudray is a significant shareholder of Vantage Financial, a national equipment lessor which he co-founded in 2011, and currently serves as its Executive Vice President.  He served for five years on the board of a Minnesota- based nonprofit organization and is active in several charitable organizations.  Mr. Foudray earned an MBA from the University of Minnesota.

Andrew Osborne:
Since January, 2010, Mr. Osborne has been the Chief Executive Officer and Sole Managing Member of Kingsbury Run Capital, LLC, a concentrated value-oriented investment partnership.  In addition to managing Kingsbury Run Capital, LLC, Mr. Osborne is a research analyst at Akre Capital Management, LLC, also since 2010. Mr. Osborne reports directly to the Chief Investment Officer of Akre, which manages approximately $2 Billion in client assets. Akre Capital Management focuses on investing in high quality public companies in a variety of industries. Mr. Osborne graduated from The Ohio State University in 2007.

John LaFontsee:
Mr. LaFontsee has 27 years of experience in the aviation support industry. He was responsible for operations such as commercial deicing, cargo handling, into-plane refueling, corporate FBO fueling, hangar and large business aviation maintenance. From 2008 to 2013, he was the CEO of Determan Brownie, Inc., a manufacturer of aircraft refueling equipment and refined fuel loading equipment for rail and truck terminals. He successfully sold Determan Brownie to Superior Industries in October of 2012 and is currently managing a portion of their business. From 1999 to 2007, Mr. LaFontsee was President of Regent Aviation, during which he built the company through the acquisition of complementary FBO operations. Regent was sold to Signature Flight Support in 2007.  Prior to Regent, Mr. LaFontsee was a Regional Vice President at Signature Flight Support.

Scott Ronan:
With over 20 years of operational leadership experience, Mr. Ronan works closely with management teams to serve as a catalyst for operational improvement and strategic change.  He has a track record of growing revenue and profitability in the manufacturing, services/assembly, and aftermarket segments of the automotive and heavy truck industries. He is currently an operating partner at Storm Lake Capital where he sources investment opportunities, leads operational due diligence, and executes post-transaction integration and restructuring efforts. From 2008 through early 2011, Mr. Ronan was the President of Whitebox Automotive Holdings, a conglomerate with $200 million of sales and over 300 employees.  In this role, he analyzed core operations and implemented a financial and operational restructuring plan to consolidate operations and divest non-productive divisions to maximize stakeholder value. Prior to this role, Mr. Ronan spent seventeen years in various manufacturing, business development, and sales & marketing roles at ArvinMeritor. Most recently, he served as Program Director for Global Aftermarket Growth Initiatives. He was responsible for analyzing, developing, and implementing accelerated growth plans for ArvinMeritor’s global aftermarket business, which had sales of over $700 million. Some of his other roles included: Program Director for Axle Alliance Company (Freightliner Heavy-Duty Axles), Business Unit Director of North American Wheel Ends, Director of Marketing & Strategic Planning for Worldwide Braking Systems, and Director of New Business Development for Worldwide Commercial Vehicle Aftermarket Parts. Mr. Ronan received his B.A. in Merchandising Management from Michigan State University and his M.B.A. in Marketing from The Joseph M. Katz Graduate School of Business at the University of Pittsburgh.

Nick Zaccagnini:
Mr. Zaccagnini is a Director in Huron Consulting Group’s Financial Consulting practice.  He has over ten years of experience in corporate restructuring and turnaround activity advising public and privately held companies.  Mr. Zaccagnini is a Certified Insolvency and Restructuring Advisor (“CIRA”) and a Certified Turnaround Professional – Designate (“CTP-D”).  Mr. Zaccagnini has significant air transport industry experience ranging from mainline to regional carriers, fixed base operators (“FBO”) and litigation issues surrounding an airport authority.  He spent a large portion of his career advising United Airlines, Inc. in its Chapter 11 proceedings.  Mr. Zaccagnini also assisted in creating an expert report for a binding arbitration between a regional airline and a mainline carrier regarding the rates for their regional Capacity Purchase Agreement.  Furthermore, Mr. Zaccagnini provided acquisition due diligence services for a fixed base operator (“FBO”) for three acquisitions.  In addition, he assisted in the production of expert testimony in a complaint related to the lease arrangement, terminal fee increases and related discriminatory actions between a consortium of 22 international airlines and a major international airport. He holds a Bachelor of Science degree with a concentration in Finance from the University of Illinois at Urbana-Champaign.

Ryan Buckley:
Mr. Buckley is a Vice President of Livingstone Partners LLC, an international investment banking boutique with nearly 70 professionals in Chicago, Düsseldorf, London, Madrid, and Beijing.  Livingstone provides advisory services to both healthy and distressed middle market companies with regard to mergers and acquisitions and capital raising transactions with values up to $500 million.  Ryan is one of Livingstone’s most tenured employees, joining the firm at its inception, and has been instrumental in supporting Livingstone’s growth and deal activity within the United States.  He has completed transactions extending across both sell-side and buy-side M&A advisory work, capital raises consisting of senior and junior debt securities, preferred and common equity securities, and the rendering of both fairness and solvency opinions.  Mr. Buckley leverages broad industry expertise with transaction experience in the industrial, aerospace & defense, business services, consumer, and healthcare sectors.  His experience also includes advising on numerous cross-border transactions.  Prior to Livingstone, Ryan worked as an investment banker at Brown Gibbons Lang & Co. in Chicago and in the workout group of Merrill Lynch Business Financial Services. Mr. Buckley holds a BBA from the Stephen M. Ross School of Business at the University of Michigan.  Mr. Buckley is also series 63 and 79 licensed.

The combination of experience and qualifications discussed above led to the conclusion that each of the nominees should serve as a director on the Company’s board.  Specifically, each has gained familiarity with the Company’s financial statements and operating businesses in order to address the challenges and opportunities that confront the Company, which will make each of them a valuable resource on the Company’s board of directors.

C.           Shares Owned Either Beneficially or Of Record

Name of Nominee	Class	Amount
Nicholas J. Swenson	Common	363,700(1)
Nicholas J. Swenson	Stock Options	2,500(2)
Seth G. Barkett	Common	363,700(1)
_______
(1)	All of the above shares are owned beneficially, by virtue of Mr. Swenson’s and Mr. Barkett’s membership in AO Partners I, L.P.

(2)	All of the above stock options were granted to Mr. Swenson for his service on the Company’s board during fiscal 2013.

Except as otherwise described herein, neither Mr. Swenson, Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini nor Mr. Buckley has, including without limitation any such interests held by members of his immediate family sharing the same household: (1) an interest in a derivative instrument related to the Common Stock; (2) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which he has a right to vote any shares of any security of the Company; (4) any short interest in any security of the Company directly or indirectly; (5) any rights to dividends on the shares of the Company beneficially owned by him that are separated or separable from the underlying shares of the Company; or (6) any performance-related fees (other than an asset-based fee) that he is entitled to based on any increase or decrease in the value of shares of Common Stock.

D.           Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, neither Mr. Swenson, Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini nor Mr. Buckley is nor has he been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, neither, Mr. Swenson, Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini, nor Mr. Buckley nor any of their associates, has any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

E.           Other Information

Directorships of Other Publicly Owned Companies

Neither Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini nor Mr. Buckley is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Neither Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini, nor Mr. Buckley has served during the past five years as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Mr. Swenson currently serves on the board of directors of Pro-Dex, Inc.

Material Proceedings Adverse to the Company

To Mr. Swenson’s knowledge, there are no material proceedings to which Mr. Swenson, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Swenson nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Barkett’s knowledge, there are no material proceedings to which Mr. Barkett, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Barkett nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Foudray’s knowledge, there are no material proceedings to which Mr. Foudray, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Foudray nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Osborne’s knowledge, there are no material proceedings to which Mr. Osborne, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Osborne nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. LaFontsee’s knowledge, there are no material proceedings to which Mr. LaFontsee, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. LaFontsee nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Ronan’s knowledge, there are no material proceedings to which Mr. Ronan, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Ronan nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Zaccagnini’s knowledge, there are no material proceedings to which Mr. Zaccagnini, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Zaccagnini nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Buckley’s knowledge, there are no material proceedings to which Mr. Buckley, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Buckley nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

Transactions In Stock of the Company

The transactions set forth below are the only transactions during the past two years with regard to the Common Stock made by Mr. Swenson, Mr. Barkett, and AO Partners I, L.P. All other AO Partners Nominees do not own any Common Stock and have not effected any transactions in the Common Stock during the past two years.

AO Partners I, L.P.

Transaction Date	Number of Shares Purchased (Sold)
8/8/11	6,159
8/9/11	3,331
8/11/11	3,569
8/12/11	1,658
8/15/11	1,400
8/16/11	6,445
8/22/11	38
8/25/11	2,724
9/16/11	300
9/19/11	21,337
9/20/11	13,658
9/21/11	4,200
9/22/11	2,201
9/29/11	11,416
10/3/11	11,300
10/6/11	300
10/7/11	2,247
10/10/11	405
10/12/11	300
10/13/11	5,666
10/14/11	2,500
10/19/11	200
10/27/11	3,060
11/2/11	1,404
11/7/11	5,479
11/8/11	96
11/9/11	1,160
11/11/11	99

11/14/11	222
11/22/11	1,300
11/23/11	6,870
12/2/11	475
12/16/11	5,019
1/9/12	5,000
1/10/12	4,700
1/17/12	7,482
2/8/12	198
2/9/12	100
2/10/12	2,700
2/22/12	750
2/23/12	10,750
2/24/12	84
2/27/12	1,500
2/28/12	450
2/29/12	10,300
3/1/12	5,484
3/2/12	1,900
3/5/12	806
3/6/12	17,880
3/7/12	581
3/8/12	3,400
3/9/12	27,300
3/12/12	4,207
3/13/12	1,683
3/14/12	1,882
3/15/12	2,401
3/16/12	1,500
3/19/12	4,451
3/20/12	5,200
3/22/12	3,096
3/23/12	928
3/26/12	100
3/30/12	1,608
4/2/12	3,168
4/3/12	4,895
4/5/12	1,100

4/11/12	4,874
4/12/12	4,000
4/13/12	100
4/16/12	30
4/17/12	4,319
4/18/12	232
4/20/12	2,300
4/23/12	1,100
4/27/12	300
5/1/12	6,300
5/2/12	4,001
5/4/12	1,900
5/10/12	1,300
5/15/12	215
5/21/12	5,645
6/7/12	3,687
6/8/12	1,775
6/11/12	158
6/12/12	1
6/14/12	4,000
6/15/12	500
6/18/12	802
6/19/12	694
6/20/12	300
6/29/12	200
7/18/12	1,203
7/27/12	1,200
8/3/12	200
8/6/12	1,025
8/7/12	950
8/9/12	1,000
8/14/12	1,400
8/17/12	5,000
8/28/12	1
8/29/12	300
12/7/12	1,100
12/10/12	100
12/11/12	601
12/12/12	3,125
12/13/12	5,100
2/11/13	2,300
2/13/13	1,878
2/14/13	3,300
2/19/13	3,287
2/20/13	3,305
2/21/13	900
2/25/13	1,138
2/26/13	12,432
Total	363,700

Seth G. Barkett

Transaction Date	Number of Shares Purchased (Sold)
6/22/11	300
6/24/11	1,000
6/28/11	200
6/29/11	69
6/30/11	(69)
7/20/11	300
7/25/11	200
8/04/11	100
8/05/11	100
8/8/11	2,300
8/10/11	(200)
8/16/11	(4,300)
10/5/11	600
10/6/11	(600)
Total	0

Arrangements or Understandings with Other Persons

With respect to AO Partners, AO Partners, LLC is entitled to (1) an allocation of a portion of profits, if any, and (2) a management fee based upon a percentage of total capital.  Mr. Swenson has agreements with AO Partners whereby he is indemnified by AO Partners for any liabilities he may incur in connection with his duties, including AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.  AO Partners will reimburse the AO Partners Nominees for any expenses that they reasonably incur in connection with the AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.

None of the AO Partners Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, AO Partners as to how he will, if elected as a director of the Company, act or vote on any issue or question.  To the knowledge of each of AO Partners Nominees, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, neither Mr. Swenson, Mr. Barkett, Mr. Osborne, Mr. Foudray, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini, nor Mr. Buckley has retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in their election.

Absence of any Family Relationships

None of the AO Partners Nominees has any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of each of the AO Partners Nominees, and based on information in his possession:

a. Since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against him, and no receiver, fiscal agent or similar officer has been appointed by a court for his business or property.  In addition, since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b. He has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c. Since January 1, 2012, he has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d. Since January 1, 2012, he has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e. Since January 1, 2012, he has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

Absence of Certain Transactions

To the best knowledge of Mr. Swenson, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Swenson nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Swenson nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Barkett, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Barkett nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Barkett nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Foudray, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Foudray nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Foudray nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Osborne, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Osborne nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Osborne nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. LaFontsee, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. LaFontsee nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. LaFontsee nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Ronan, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Ronan nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Ronan nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Zaccagnini, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Zaccagnini nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Zaccagnini nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Buckley, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Buckley nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Buckley nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

Mr. Swenson is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company, and all such reports have been timely filed.  None of the other AO Partners Nominees is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

* * *

Very truly yours,

/s/ Nicholas J. Swenson

Nicholas J. Swenson

Appendix A

Member of AO Partners Group	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
AO Partners I, L.P. 3033 Excelsior Blvd., Suite 560 Minneapolis, Minnesota 55416	363,700	14.9%	0
AO Partners, LLC 3033 Excelsior Blvd., Suite 560 Minneapolis, Minnesota 55416	363,700	14.9%	0
Nicholas J. Swenson 3033 Excelsior Blvd., Suite 560 Minneapolis, Minnesota 55416	366,200(1)	14.97%	0
Seth G. Barkett 495 West Mt. Garfield Rd. Norton Shores, MI 49441	363,700(2)	14.9%	0

(1)	Includes 2,500 stock options held by Mr. Swenson of record and 363,700 shares held by AO Partners I, L.P.

(2)	Includes shares held by AO Partners I, L.P.

CONSENT OF PROPOSED NOMINEE

I, Nick Swenson, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Nicholas J. Swenson
Nicholas J. Swenson

Dated:  May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, Ryan Buckley, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Ryan P. Buckley
Ryan P. Buckley

Dated:  May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, Seth G. Barkett, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Seth G. Barkett
Seth G. Barkett

Dated: May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, Andrew L. Osborne, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Andrew L. Osborne
Andrew L. Osborne

Dated: May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, William R. Foudray, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ William R. Foudray
William R. Foudray

Dated: May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, John M. LaFontsee, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ John M. LaFontsee
John M. LaFontsee

Dated: May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, Scott A. Ronan, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Scott A. Ronan
 Scott A. Ronan

Dated: May 2, 2013

CONSENT OF PROPOSED NOMINEE

I, Nicholas P. Zaccagnini, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Nicholas P. Zaccagnini
Nicholas P. Zaccagnini

Dated: May 2, 2013